Exhibit 23.1c

Consent of Independent Registered Public Accounting Firm

        We consent to the use of our report dated February 18, 2008, with respect to the consolidated balance sheets of OmniSource Corporation and subsidiaries as of September 30, 2007 and 2006, and the related consolidated statements of income, cash flows, and changes in stockholders' equity for each of the years then ended, included in the Current Report on Form 8-K of Steel Dynamics, Inc. dated March 26, 2008, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Indianapolis, Indiana
July 21, 2008	/s/ KPMG LLP